UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TREMOR VIDEO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREMOR VIDEO, INC.

1501 Broadway, Suite 801

New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TREMOR VIDEO, INC., a Delaware corporation, referred to as the Company.  The meeting will be held on Friday, June 3, 2016 at 10:00 a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036 for the following purposes:

1.              To elect the Board of Director’s nominees, William Day and Robert Schechter, to the Board of Directors to hold office until the 2019 Annual Meeting of Stockholders.

2.              To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3.              To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2016.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Aaron Saltz
General Counsel and Secretary

New York, New York

April 19, 2016

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

TREMOR VIDEO, INC.
1501 Broadway, Suite 801
New York, New York 10036

PROXY STATEMENT

FOR THE 2016 Annual Meeting OF STOCKHOLDERS

To Be Held On June 3, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors, or the Board, of Tremor Video, Inc., or the Company, is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting.  The Notice contains instructions about how to access our proxy materials online and vote online or by telephone.  All stockholders will have the ability to access the proxy materials at the website referred to in the Notice or request to receive a printed set of the proxy materials, including a proxy card.  Instructions on how to request a printed copy of the proxy materials may be found in the Notice.

The Notice was mailed on April 19, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 29, 2016.

How do I attend the Annual Meeting?

The meeting will be held on Friday, June 3, 2016 at 10:00 a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036.  Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 8, 2016 will be entitled to vote at the Annual Meeting.  On this record date, there were 52,572,284 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 8, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy by returning and completing a proxy card or voting over the telephone or the internet.  Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•                  Election of two directors; and

•                  Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” each of the nominees to the Board or you may “Withhold” your vote for each such nominee.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone or internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•                  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•                  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your telephone vote must be received by 11:59 p.m. eastern time on June 2, 2016 to be counted.

•                  To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your internet vote must be received by 11:59 p.m. eastern time on June 2, 2016 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from Tremor Video.  Simply follow the voting instructions in such notice to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by proxy by returning and completing a proxy card or voting over the telephone or the internet, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares,  the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter.  Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker, bank or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees to the Board and “For” the ratification of Ernst & Young LLP as our registered public accounting firm for the fiscal year ended December 31, 2016.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your vote at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your vote in any one of the following ways:

•                  You may submit another properly completed proxy card with a later date.

•                  You may subsequently vote by telephone or through the internet.

•                  You may send a timely written notice that you are revoking your vote to the Company’s Secretary at Tremor Video, Inc., 1501 Broadway, Suite 801, New York, New York 10036.

•                  You may attend the Annual Meeting and vote in person.  Simply attending the meeting will not, by itself, revoke your vote.

Your most current proxy card or telephone or internet vote is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by a broker, bank or other nominee you should follow the instructions provided by your broker, bank or nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2016, to the Company’s Secretary at Tremor Video, Inc., 1501 Broadway, Suite 801, New York, New York 10036, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 5, 2017 nor earlier than the close of business on February 3, 2017. However, if our 2017 Annual Meeting of Stockholders is not held between May 4, 2017 and July 3, 2017, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes.  Broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,”  the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•                  For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•                  To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ended December 31, 2016, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 52,572,284 shares outstanding and entitled to vote. Thus, the holders of 26,286,142 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-

votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members.  There are two directors in the class whose term of office expires on the date of our 2016 Annual Meeting.  The nominees listed below are currently directors of the Company. If elected at the Annual Meeting, these nominees would serve until the 2019 annual meeting and until a successor has been duly elected and qualified, or, if sooner, until the directors’ death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.  All of our directors attended the 2015 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Accordingly, the two nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee, if there be one, proposed by the Company. Each of the nominees has agreed to serve if elected.  The Company’s management has no reason to believe that either nominee will be unable to serve.

The following is a brief biography of each of our nominees for re-election and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

William Day, age 51, has served as our Chief Executive Officer and as a member of our Board since December 2010.  From September 2008 to December 2010, Mr. Day served as the Chief Executive Officer of ScanScout, Inc., or ScanScout, until ScanScout merged with us in December 2010.  From August 2007 to September 2008, Mr. Day served as Chief Media Officer of Marchex, Inc., a local consumer search and merchant ad platform.  Mr. Day co-founded About.com, Inc. in June 1996 and served at the company in a variety of capacities through December 2003, including as its President and Chief Executive Officer.  Mr. Day holds a B.S. in mechanical engineering from Yale University and an M.B.A. from The Wharton School of the University of Pennsylvania.  The Board believes that Mr. Day should serve on our Board due to his extensive knowledge of our business, his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to our Board.

Robert Schechter, age 67, has served as a member of our Board since June 2013. From 1995 to 2008, he served as the Chief Executive Officer of NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry, and served as the chairman of its board of directors from 1996 to 2008. He currently serves on the board of directors of PTC Inc., a provider of software solutions and related services for product development, where he is board chair and a member of the compensation committee. He also currently serves on the board of directors of EXA Corp, a developer of computational fluid dynamics solutions, as well as other privately held companies. Mr. Schechter received a B.S. degree from Rensselaer Polytechnic Institute and an M.B.A. from the Wharton School of the University of Pennsylvania. The Board believes that Mr. Schechter’s prior management, international operating, financial and sales and marketing experience as a senior executive at publicly traded companies as well as his current and past service on the board of directors of a range of public and private companies allows him to make valuable contributions to our Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Warren Lee, age 46, has served as a member of our Board since September 2006. Since June 2011, he has served as a General Partner of Canaan Partners, a venture capital firm. From July 2005 until June 2011, he served in various capacities at Canaan Partners including Principal then Partner. He currently also serves on the boards of directors of several private technology companies. Mr. Lee received a B.S. in computer science and a B.A. in economics from Stanford University and an M.B.A. from The Wharton School of the University of Pennsylvania. The Board believes that Mr. Lee’s experience in digital media and internet investments allows him to make valuable contributions to our Board.

Paul Caine, age 51, has served as a member of our Board since June 2014.  Since June 2014, Mr. Caine has served as the Global Chief Revenue Officer for Bloomberg Media.  From April 2013 to January 2014 he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S.  From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including Executive Vice President, Chief Revenue Officer and Group President from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style & Entertainment Group from January 2010 to January 2011, and President, Style & Entertainment Group from January 2008 to January 2010.  From 2007 to 2011, Mr. Caine served on the board of directors of Nexcen Brands, Inc., a strategic brand management company with a focus on retail franchising, where he served as a member of the audit and governance committees.  Mr. Caine received a B.A. in telecommunications  from Indiana University.  The Board believes that Mr. Caine’s senior management experience and expertise in branding and multi-media advertising sales and marketing, as well as his past service on the boards of directors of public and private companies, allows him to make valuable contributions to our Board.

Michael Todd, age 37, has served as a member of our Board since October 2014.  Since November 2013, Mr. Todd has served as the Chief Technology Officer of Victorious, Inc., a mobile platform technology company that connects online content creators with their communities, which he co-founded.  From January 2011 to February 2014, he served as Chief Technology Officer, and from September 2008 to December 2010 he served as VP, Engineering, of OpenX Technologies, Inc., a web and mobile advertising technology company that provides a comprehensive platform for publishers.  Mr. Todd served as Senior Engineering Manager at Google Inc. from 2004 to 2007.  Prior to this, Mr. Todd co-founded and served as an executive officer at Red Swoosh, Inc., a peer-to-peer content delivery network, and Scour Inc., a multimedia search engine.  Mr. Todd received a B.S. degree in computer science and engineering from University of California, Los Angeles.  The Board believes that Mr. Todd’s senior management and entrepreneurial experience with advertising and media technology companies, as well as his deep product and engineering expertise, allow him to make valuable contributions to our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Rachel Lam, age 48, has served as a member of our Board since May 2013.  Since 2003, Ms. Lam has served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc.  Ms. Lam currently serves on the boards of directors of Simulmedia, Inc., CrowdStar, Inc., Kamcord Inc. and Mashable, Inc.  Ms. Lam received a B.S degree in industrial engineering and operations research from U.C. Berkeley and an M.B.A. degree from Harvard Business School.  The Board believes that Ms. Lam’s experience with digital media and technology companies allows her to make valuable contributions to our Board.

James Rossman, age 50, has served as a member of our Board since January 2011, and served as Chairman of the Board from August 2012 to May 2013. Mr. Rossman currently serves as Special Advisor to General Atlantic LLC, a global investment firm. From April 2009 to June 2012, he served in various roles, including President and Chief Operating Officer, at AKQA Inc., a digital services company. From April 2001 to March 2009, Mr. Rossman served as Chief Operating Officer of Digitas, Inc., an integrated advertising agency and a member of the Publicis Groupe, S.A. Mr. Rossman received a B.A. in economics from Trinity College and an M.B.A. from the Kellogg School of Management at Northwestern University. The Board believes that Mr. Rossman’s experience in marketing and advertising allows him to make valuable contributions to our Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.  The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NYSE listing standards and our Corporate Governance Guidelines: Mr. Rossman, Ms. Lam, Mr. Lee, Mr. Caine, Mr. Todd and Mr. Schechter.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.  Mr. Day is not considered independent because he is an executive officer of the Company.

BOARD LEADERSHIP STRUCTURE

Currently, our Chief Executive Officer serves on our Board and our Board does not have a chairman.  Our corporate governance guidelines provide that one of our independent directors shall serve as a lead independent director at any time when an independent director is not serving as the chairman of the Board.  Accordingly, our Board appointed Mr. Lee to serve as our lead independent director, effective as of the closing of our initial public offering on July 2, 2013. As lead independent director, Mr. Lee is responsible for presiding over periodic meetings of our independent directors, coordinating activities of the independent directors and performing such additional duties as our Board may otherwise determine and delegate.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to financial risk assessment and financial risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

MEETINGS OF THE BOARD

The Board met nine times during the last fiscal year.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal 2015 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Paul Caine	X
Rachel Lam	X
Warren Lee		X	X*
James Rossman		X*	X
Robert Schechter	X*
Michael Todd			X
Total meetings in fiscal 2015	6	8(1)	0(2)

*                 Committee Chairperson

(1)         In addition to holding eight meetings during 2015, the Compensation Committee acted by unanimous written consent seven times during 2015.

(2)         The Nominating and Corporate Governance Committee acted by unanimous written consent once during 2015.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.  Below is a description of each committee of the Board.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Caine, Ms. Lam and Mr. Schechter.  The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at  http://investor.tremorvideo.com/corporate-governance.

The Board reviews the NYSE listing standards definition of independence for Audit Committee members annually and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Section 303A.07(a) of the NYSE Listed Company Manual).

The Board has also determined that Mr. Schechter qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schechter’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.  In addition to the Company’s Audit Committee, Mr. Schechter also serves on the board of directors of PTC Inc.  The Board has determined that this simultaneous service does not impair Mr. Schechter’s ability to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,
The Audit Committee of the Board of Directors

Mr. Robert Schechter, Chair
Mr. Paul Caine
Ms. Rachel Lam

Compensation Committee

The Compensation Committee is currently composed of two directors: Mr. Lee and Mr. Rossman.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Section 303.A.02 of the NYSE Listed Company Manual).  The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investor.tremorvideo.com/corporate-governance.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including: reviewing and approving, or recommending that our Board approve, the compensation of our executive officers; reviewing and recommending to our Board the compensation of our directors; reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers; administering our stock and equity incentive plans; reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans; and reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the General Counsel.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief

(1)         The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee.  In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NYSE, the Compensation Committee engaged Pay Governance LLC, or Pay Governance, as compensation consultants.  As part of its engagement, Pay Governance was requested by the Compensation Committee to update the comparative group of public companies and perform analysis of competitive performance and executive compensation levels for that group.  Pay Governance ultimately developed broad based recommendations based on benchmarks that were presented to the Compensation Committee for its consideration, but did not make any specific recommendation for compensation levels.  In addition, at the request of the Compensation Committee, Pay Governance conducted an equity and dilution analysis for the Company.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s approval. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which recommends to the Board for approval any adjustments to his compensation as well as equity awards to be granted.  Some of the key factors the Compensation Committee considers in making pay decisions are as follows: historical compensation levels, relative position to market, internal equity, individual and company performance, strategic importance of role and retention risk, among others.

Compensation Committee Interlocks and Insider Participation

As noted above, our Company’s Compensation Committee consists of Messrs. Lee and Rossman. None of the members of our Compensation Committee has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the prior year has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of three directors: Messrs. Lee, Todd and Rossman.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://investor.tremorvideo.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee  may  engage, if it deems appropriate, a professional search firm to identify qualified director candidates.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders.  The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Tremor Video, Inc., 1501 Broadway, Suite 801, New York, New York 10036.

These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board.  The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).  All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Any interested person may, however, communicate directly with the lead independent director or the non-management or independent directors as a group.  Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Tremor Video Inc. at 1501 Broadway, Suite 801, New York, New York 10036.  If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investor.tremorvideo.com/corporate-governance.  If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In June 2013, in connection with the Company’s initial public offering, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.  The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders.  The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.  The Corporate Governance Guidelines as well as the charters for our Audit, Compensation, and Nominating and Corporate Governance Committees may be viewed at http://investor.tremorvideo.com/corporate-governance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2015	2014

Audit fees(1)	$1,124,249	$639,998
Audit-related fees(2)	190,000	—
Tax fees(3)	11,131	54,500
All other fees	—	—
Total fees	$1,325,380	$694,498

(1)         For both fiscal years ended 2015 and 2014, audit fees represents fees for audit services rendered in connection with the audit of our consolidated financial statements.

(2)         Represents fees for services rendered in connection with an acquisition that the Company completed in 2015.

(3)         For fiscal year ended 2015 and 2014, tax fees represents fees for tax compliance, tax planning and tax advice services.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2015 and 2014 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of certain services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence, so long as the services are not specifically proscribed by the SEC or NYSE.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of April 8, 2016.  Biographical information for our Chief Executive Officer and director, William Day, is included above with the director biographies under the caption “Nominees for Election for a Three-year Term Expiring at the 2019  Annual Meeting.”

Name	Age	Position
William Day	51	President, Chief Executive Officer and Director
Lauren Wiener	48	President, Buyer Platforms
Adam Lichstein	48	President, Seller Platforms
John Rego	54	Senior Vice President and Chief Financial Officer
John Walsh	51	Senior Vice President and Chief Technology Officer

Lauren Wiener has served as our President, Buyer Platforms since November 2015, and served as our President, Global Sales and Marketing from October 2012 to November 2015.  From 2003 to 2012, Ms. Wiener served in various capacities at Meredith Digital at Meredith Corporation, a media and marketing company, including Senior Vice President, Digital from May 2008 to October 2012, Vice President, Digital from October 2005 to May 2008, and Managing Director, Digital Sales and Marketing from July 2003 to October 2005. Ms. Wiener received a B.A. in history from Yale University and an M.B.A. from the Harvard Business School.

Adam Lichstein has served as our President, Seller Platforms since November 2015, and served as a Senior Vice President and our Chief Operating Officer and General Counsel from April 2012 to November 2015. From December 2010 to April 2012, Mr. Lichstein served as our Senior Vice President, Publisher Development and General Counsel. From February 2010 to December 2010, Mr. Lichstein served as Senior Vice President, Operations and General Counsel of ScanScout. From April 2007 to February 2010, he served as Chief Operating Officer of ShopText, Inc., a mobile commerce and promotions company. Mr. Lichstein received a B.A. in history from Dartmouth College and a J.D. from New York University School of Law.

John Rego has served as a Senior Vice President and our Chief Financial Officer since September 2015.  From February 2014 to September 2015, he served as Chief Financial Officer of Virgin Galactic, LLC, a leading commercial spaceline. From November 2011 to April 2013, he served as the Chief Financial Officer of AppSense, Ltd., an enterprise software company. Mr. Rego served as the Chief Financial Officer and Treasurer of Petra Solar, Inc., a clean energy technology company that provides solar and smart grid solutions, from May 2010 to November 2011.  Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer of Vonage Holdings Corp., a leading provider of cloud communication services, from July 2002 to March 2010.  Mr. Rego served on the board and as the chairman of the audit committee for Comverge, Inc., a provider of energy management solutions for utilities, from 2010 to 2012.  Mr. Rego received a B.A. in accounting and finance from Rutgers University.

John Walsh has served as a Senior Vice President and our Chief Technology Officer since October 2015.  From January 2013 to June 2015, he served as Chief Technology Officer of CareCloud, Inc., a cloud based healthcare IT solution.   From October 2008 to December 2012, he served as Senior Vice President - Engineering and Operations for Constant Contact, Inc., an online marketing platform.  Mr. Walsh received a B.S. in Computer Science from Rensselaer Polytechnic Institute in 1986 and an M.B.A. from Boston University in 1996.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 8, 2016 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Canaan VII L.P.(2)	7,944,522	15.1
W Capital Partners II, L.P.(3)	5,051,886	9.6
Masthead Venture Partners Capital, L.P.(4)	4,281,001	8.1
Entities affiliated with Meritech Capital(5)	3,120,710	5.9
Entities affiliated with Draper Fisher Jurvetson(6)	3,736,865	7.1
Entities affiliated with General Catalyst Partners(7)	3,360,859	6.4

Named Executive Officers and Directors:
William Day(8)	1,799,155	3.3
Adam Lichstein(9)	409,751	*
Lauren Wiener(10)	415,362	*
Paul Caine(11)	93,239	*
Rachel Lam	37,030	*
Warren Lee(12)	59,762	*
James Rossman(13)	372,354	*
Robert Schechter(14)	96,011	*
Michael Todd(15)	145,137	*
All current executive officers and directors as a group(16) (11 persons)	3,427,801	6.2

* Represents beneficial ownership of less than 1%.

(1)  This table is based upon information supplied by officers, directors and, in the case of principal stockholders, Schedules 13G filed with the SEC, which information may not be accurate as of April 8, 2016. The address of each executive officer and director listed on the table is c/o Tremor Video, Inc., 1501 Broadway, Suite 801, New York, New York 10036. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 52,572,284 shares outstanding on April 8, 2016, adjusted as required by rules promulgated by the SEC.

(2) Consists of 7,944,522 shares held by Canaan VII L.P. Canaan Partners VII LLC is the sole general partner of Canaan VII L.P and may be deemed to beneficially own the shares held by Canaan VII L.P. Warren Lee, a member of Canaan Partners LLC, is a member of our Board. The principal business address of Canaan VII L.P. is 285 Riverside Avenue, Ste. 250, Westport, CT 06889.

(3) Consists of 5,051,886 shares held by W Capital Partners II, L.P. The sole general partner of W Capital Partners II, L.P. is WCP GP II, L.P, and the sole general partner of WCP GP II, L.P. is WCP GP II, LLC.  These entities may be deemed to beneficially own the shares held by W Capital Partners II, L.P.  The principal business address of W Capital Partners is 400 Park Avenue, Suite 910, New York, NY 10022.

(4) Consists of 4,281,001 shares held by Masthead Venture Partners Capital, L.P. Masthead Fund General Partner, LLC, the general partner of Masthead Venture Partners Capital, L.P., may be deemed to have sole voting and dispositive power with respect to the shares held by Masthead Venture Partners Capital, L.P. The managing members of Masthead Fund General Partner, LLC are Braden Bohrmann, Daniel Flatley, Richard Levandov, Brian Owen, and Stephen Smith.  These individuals may be deemed to have shared voting and dispositive power with respect to the shares held by this entity. The principal business address of Masthead Venture Partners is 55 Cambridge Parkway Suite 103, Cambridge, MA 02142.

(5) Consists of 3,064,846 shares held by Meritech Capital Partners III L.P. (“MCP III”) and 55,864 shares held by Meritech Capital Affiliates III L.P. (“MC AFF III”). Meritech Capital Associates III L.L.C. (“MCA III”) is the general partner of each of MCP III and MC AFF III, and may be deemed to have sole voting and dispositive power with respect to the shares directly owned by MCP III and MC AFF III. Meritech Management Associates III L.L.C. (“MMA III”) is a managing member of MCA III and may be deemed to have sole voting and dispositive power with respect to the shares s directly owned by MCP III and MC AFF III. Paul S. Madera, Michael B. Gordon, Robert D. Ward and George H. Bischof are managing members of MMA III and may be deemed to have shared voting and dispositive power with respect to the shares directly owned by MCP III and MC AFF III. The principal business address of Meritech Capital is 245 Lytton Avenue, Suite 350, Palo Alto, CA 94301.

(6) Consists of 1,724,051 shares held by Draper Fisher Jurvetson Growth Fund 2006, L.P., 139,383 shares held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 1,753,493 shares held by Draper Fisher Jurvetson Fund IX, L.P., 47,515 shares held by Draper Fisher Jurvetson Partners IX, LLC, 57,096 shares held by Draper Associates, L.P., 10,000 shares held by DFJ Growth Management, LLC, and 5,327 shares held by Draper Associates Riskmasters Fund II, LLC. Mark Bailey, Timothy Draper, John Fisher, Randall Glein, Stephen Jurvetson and Barry Shuler are managing directors and/or managing members of these funds and/or of the various general partner entities of these funds that directly hold shares and as such they may be deemed to have shared voting and dispositive power with respect to certain shares held by these entities.  The principal place of business for Draper Fisher Jurvetson is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(7) Consists of 3,273,997 shares held by General Catalyst Group IV, L.P. and 86,862 shares held by GC Entrepreneurs Fund IV, L.P. General Catalyst Partners IV, L.P. is the sole general partner of each of General Catalyst Group IV, L.P. and GC Entrepreneurs Fund IV, L.P. and may be deemed to beneficially own the shares held by such entities.  General Catalyst GP IV, LLC is the sole general partner of General Catalyst Partners IV, L.P. and may be deemed to beneficially own the shares held by General Catalyst Group IV, L.P. and GC Entrepreneurs Fund IV, L.P.  David Fialkow, David Orfao and Joel Cutler are managing directors of General Catalyst GP IV, LLC and may be deemed to beneficially own the shares held by these entities. The principal business address of General Catalyst is 20 University Road, Suite 450, Cambridge, MA 02138.

(8) Includes 1,667,953 shares of common stock underlying options that are vested and exercisable within 60 days of April 8, 2016.

(9) Includes 370,132 shares of common stock underlying options that are vested and exercisable within 60 days of April 8, 2016.

(10) Includes 364,695 shares of common stock underlying options that are vested and exercisable within 60 days of April 8, 2016.

(11)  Includes 27,881 shares of common stock underlying restricted stock units that vest within 60 days of April 8, 2016.

(12) Includes 27,881 shares of common stock underlying restricted stock units that vest within 60 days of April 8, 2016.

(13) Includes 213,311 shares of common stock underlying options that are vested and exercisable within 60 days of April 8, 2016 and 27,881 shares of common stock underlying restricted stock units that vest within 60 days of April 8, 2016.

(14) Includes 31,249 shares of common stock underlying options that are vested and exercisable within 60 days of April 8, 2016 and 27,881 shares of common stock underlying restricted stock units that vest within 60 days of April 8, 2016.

(15) Includes 27,881 shares of common stock underlying restricted stock units that vest within 60 days of April 8, 2016.

(16) Consists of the shares listed in the table above for directors and named executive officers. The Company’s executive officers also include John Rego, Senior Vice President and Chief Financial Officer, and John Walsh, Senior Vice President and Chief Technology Officer, neither of which beneficially own shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering the purchase of 5,000 shares of common stock, was filed late by Ms. Weiner and one report, covering the issuance of 88,495 shares of common stock upon the vesting of restricted stock units, was filed late by Mr. Todd.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2015 and 2014 the compensation of the Company’s Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2015, which we refer to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Total ($)

William Day	2015	500,000	—	161,250	144,991	201,943	1,008,184
President and Chief Executive Officer	2014	479,167	—	300,000	269,468	156,379	1,205,014

Lauren Weiner	2015	497,917	—	178,020	83,888	238,662	998,487
President, Buyer Platforms	2014	475,000	—	150,000	134,733	224,911	984,644

Adam Lichstein	2015	392,917	—	118,680	55,925	231,749	799,271
President, Seller Platforms	2014	315,000	—	231,111	134,733	153,050	833,894

(1)         This column reflects the full grant date fair value for stock awards and options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)         These amounts represent non-equity incentive plan compensation pursuant to our 2015 and 2014 bonus plans. For additional information with respect to our 2015 and 2014 bonus plans. See the “— Bonus Plans.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.

The following table shows for the fiscal year ended December 31, 2015, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

	Option Awards					Stock Awards
						Number
						of Shares
	Number of	Number of				or Units of		Market Value
	Securities	Securities				Stock		of Shares or
	Underlying	Underlying	Options			That		Units of Stock
	Unexercised	Unexercised	Exercise	Option		Have Not		That Have Not
	Options	Options	Price	Expiration		Vested		Vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($)

William Day	332,366	—	$1.49	9/1/2018	(1)	52,447	(11)	$108,041
	172,880	—	$1.11	2/12/2020	(2)	31,250	(12)	$64,375
	1,048,666	—	$4.28	2/2/2021	(3)	31,250	(12)	$64,375
	60,840	71,903	$4.29	2/23/2024	(4)
	—	70,000	$2.47	2/22/2025	(5)
	—	70,000	$2.69	5/28/2025	(5)

Lauren Wiener	269,166	70,834	$5.60	12/6/2022	(6)	26,223	(11)	$54,019
	30,419	35,952	$4.29	2/23/2024	(4)	34,500	(12)	$71,070
	—	40,500	$2.47	2/22/2025	(5)	34,500	(12)	$71,070
	—	40,500	$2.69	5/28/2025	(5)

Adam Lichstein	48,831	—	$1.11	2/11/2020	(7)	40,404	(11)	$83,232
	158,366	—	$4.28	2/2/2021	(8)	23,000	(12)	$47,380
	30,555	2,778	$5.01	4/24/2022	(9)	23,000	(12)	$47,380
	64,583	35,417	$8.15	5/22/2023	(10)
	30,419	35,952	$4.29	2/23/2024	(4)
	—	27,000	$2.47	2/22/2025	(5)
	—	27,000	$2.69	5/28/2025	(5)

(1)         The shares subject to this option were fully vested as of September 2, 2012.

(2)         The shares subject to this option were fully vested as of July 1, 2013.

(3)         The shares subject to this option were fully vested as of December 9, 2014.

(4)         25% of the total shares underlying this option vested on February 14, 2015.  The remaining shares vested or will vest 1/48 per month over the next 36 months thereafter, subject to continued service to us through each vesting date.  This option may be subject to accelerated vesting as described below.

(5)         25% of the total shares underlying this option vested on February 13, 2016.  The remaining shares vested or will vest 1/48 per month over the next 36 months thereafter, subject to continued service to us through each vesting date.  This option may be subject to accelerated vesting as described below.

(6)         25% of the total shares underlying this option vested on October 22, 2013. The remaining shares vested or will vest 1/48 per month over the next 36 months thereafter, subject to continued service to us through each vesting date. This option may be subject to accelerated vesting as described below.

(7)         The shares subject to this option were fully vested as of  February 16, 2014.

(8)         The shares subject to this option were fully vested as of December 9, 2014.

(9)         25% of the total shares underlying this option vested on April 25, 2013. The remaining shares vested or will vest 1/48 per month over the next 36 months thereafter, subject to continued service to us through each vesting date. This option may be subject to accelerated vesting as described below.

(10)  25% of the total shares underlying this option vested on May 1, 2014. The remaining shares vested or will vest 1/48 per month over the next 36 months thereafter, subject to continued service to us through each vesting date. This option may be subject to accelerated vesting as described below.

(11)  25% of the total shares underlying this restricted stock unit award vested on February 14, 2015.  The remaining shares vested or will vest 25% on each of the next three anniversary dates thereafter, subject to continued service to us through each vesting date.  This restricted stock unit award may be subject to accelerated vesting as described below.

(12)  25% of the total shares underlying this restricted stock unit award vested on February 13, 2016.  The remaining shares vested or will vest 25% on each of the next three anniversary dates thereafter, subject to continued service to us through each vesting date.  This restricted stock unit award may be subject to accelerated vesting as described below.

EMPLOYMENT ARRANGEMENTS

The initial terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. These offer letters generally provide for payment of continued salary and health insurance premiums for certain periods following either a termination without cause or resignation for good reason (as defined in the applicable offer letter), in exchange for a release of claims. These offer letters also provide for accelerated vesting of specified equity awards in the event the executive  is terminated without cause or resigns for good reason within a specified period of time following a change in control transaction.  Each of our named executive officers is an at will employee.

The amount and terms of these benefits reflect the negotiations of each of our named executive officers with us. We consider these severance and change in control benefits critical to attracting and retaining high caliber executives. We believe that appropriately structured severance benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his or her employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each named executive officer to focus on continuing normal business operations and, for change in control benefits, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our stockholders will impact his or her own financial security.

The following table sets forth the current base salaries, 2016 bonus target, and a summary of the material severance and change in control arrangements with our named executive officers:

Named Executive Officer	2016 Salary and Bonus Target	Severance and Change in Control Benefits

William Day	Salary: $525,000 Bonus Target: $275,000

Severance: If we terminate Mr. Day’s employment for any reason other than for cause, death or disability or Mr. Day resigns for good reason, and he delivers a general release of claims to us and continues to comply with his confidentiality invention assignment agreement, he is entitled to receive the following severance benefits: (1) 12 months of continued salary; (2) 100% of that fiscal year’s target bonus; and (3) paid COBRA coverage for 12 months.

Change in Control: If Mr. Day is terminated without cause or resigns for good reason within 12 months following the closing of a change in control transaction, Mr. Day is entitled to acceleration of 100% of the unvested shares subject to: (1) his option to acquire 132,743 shares of our common stock granted on February 24, 2014; (2) his restricted stock unit award covering 69,930 shares of our common stock granted on February 24, 2014; (3) his option to acquire 70,000 shares of our common stock granted on February 23, 2015; (4) his restricted stock unit award covering 31,250 shares of our common stock granted on February 23, 2015; (5) his option to acquire 70,000 shares of our common stock granted on May 29, 2015; (6) his restricted stock unit award covering 31,250 shares of our common stock granted on May 29, 2015; (7) his option to acquire 200,000 shares of our common stock granted on March 7, 2016; and (8) his restricted stock unit award covering 300,000 shares of our common stock granted on March 7, 2016.

Upon termination of employment, Mr. Day has a five year period to exercise any of the vested options granted on February 3, 2011, February 12, 2010 and September 11, 2008. In the event that Mr. Day is terminated without cause, he has a one year period to exercise his options granted on February 24, 2014, February 23, 2015, May 29, 2015 and March 7, 2016. In no event will the exercise period extend beyond the 10 year term of the applicable option.

Lauren Wiener	Salary: $500,000 Bonus Target: $300,000

Severance: If we terminate Ms. Wiener’s employment for any reason other than for cause, death or disability or Ms. Wiener resigns for good reason, and she delivers a general release of claims to us and continues to comply with her confidentiality invention assignment agreement, Ms. Wiener is entitled to receive the following severance benefits: (1) six months of continued salary; (2) a pro rated portion of that year’s target bonus and any earned but unpaid bonuses from prior periods; and (3) paid COBRA coverage for six months.

Change in Control: If we terminate Ms. Wiener’s employment without cause or Ms. Wiener resigns for good reason within 12 months following the closing of a change in control transaction, Ms. Wiener is entitled to acceleration of 50% of the unvested shares subject to: (1) her option to acquire 340,000 shares of our common stock granted on December 7, 2012; (2) her option to acquire 66,371 shares of our common stock granted on February 24, 2014; (3) her restricted stock unit award covering 34,965 shares of our common stock granted on February 24, 2014; (4) her option to acquire 40,500 shares of our common stock granted on February 23, 2015; (5) her restricted stock unit award covering 34,500 shares of our common stock granted on February 23, 2015; (6) her option to acquire 40,500 shares of our common stock granted on May 29, 2015; (7) her restricted stock unit award covering 34,500 shares of our common stock granted on May 29, 2015; and (8) her restricted stock unit award covering 200,000 shares of our common stock granted on March 7, 2016.

Upon termination of employment, Ms. Wiener has a five year period to exercise any vested or accelerated options granted on December 7, 2012.  In the event that Ms. Wiener is terminated without cause, she has a one year period to exercise her options granted on February 24, 2014, February 23, 2015 and May 29, 2015. In no event will the exercise period extend beyond the 10 year term of the applicable option.

Adam Lichstein	Salary: $400,000 Bonus Target: $225,000

Severance: If we terminate Mr. Lichstein’s employment for any reason other than for cause, death or disability or Mr. Lichstein resigns for good reason, and he delivers a general release of claims to us and continues to comply with his confidentiality invention assignment agreement, Mr. Lichstein is entitled to receive the following severance benefits: (1) six months of continued salary; (2) a pro rated portion of that year’s target bonus; and (3) continued COBRA coverage for the same periods of time as his continued salary payments.

Change in Control: If Mr. Lichstein is terminated without cause or resigns for good reason within 12 months following the closing of a change in control transaction, Mr. Lichstein is entitled to acceleration of 50% of the unvested shares subject to (1) his option to acquire 33,333 shares of our common stock granted on April 25, 2012; (2) his option to acquire 100,000 shares of our common stock granted on May 23, 2013; (3) his option to acquire 66,371 shares of our common stock granted on February 24, 2014; (4) his restricted stock unit award covering 53,872 shares of our common stock granted on February 24, 2014; (5) his option to acquire 27,000 shares of our common stock granted on February 23, 2015; (6) his restricted stock unit award covering 23,000 shares of our common stock granted on February 23, 2015; (7) his option to acquire 27,000 shares of our common stock granted on May 29, 2015; (8) his restricted stock unit award covering 23,000 shares of our common stock granted on May 29, 2015; and (9) his restricted stock unit award covering 200,000 shares of our common stock granted on March 7, 2016.

Upon termination of employment, Mr. Lichstein has a five year period to exercise any vested or accelerated options granted on February 12, 2010 that do not qualify as incentive stock options under the Code. Upon termination of employment, Mr. Lichstein has a five year period to exercise any vested or accelerated options granted on February 3, 2011 and May 23, 2013.  In the event that Mr. Lichstein is terminated without cause, he has a one year period to exercise his options granted on February 24, 2014, February 23, 2015 and May 29, 2015. In no event will the exercise period extend beyond the 10 year term of the applicable option.

The definitions of “cause,” “change in control,” “disability” and “good reason” referenced above are defined in the individual offer letters with each of the named executive officers, respectively, or the applicable equity incentive plan or award agreement under which the stock option or restricted stock unit was granted.

Bonus Plans

2016 Bonus Plan

In 2016, Messrs. Day and Lichstein and Ms. Wiener are eligible to earn annual performance bonuses pursuant to our 2016 bonus plan.  The plan includes bonus targets based on the company’s achievement of total spend, net revenue and  Adjusted EBITDA year-end objectives.  In addition, the plans for Mr. Lichstein and Ms. Wiener contain category specific revenue year-end objectives.  The amount of the bonus earned is determined based on defined criteria, allocation ranges and formulas approved by the compensation committee.

The individual target annual cash bonus opportunities for our named executive officers under the 2016 bonus plan are as follows: $275,000 for Mr. Day, $300,000 for Ms. Wiener and $225,000 for Mr. Lichstein. There is also an ability to receive additional bonus for performance in excess of these objectives capped at 150% or 200% of the target, depending on the applicable objective.

2015 Bonus Plan

In 2015, Messrs. Day and Lichstein and Ms. Wiener were eligible to earn annual performance bonuses pursuant to our 2015 bonus plan.  The plan included bonus targets based on the company’s achievement of total revenue, category specific revenue and Adjusted EBITDA year-end objectives.  The amount of the bonus earned was determined based on defined criteria, allocation ranges and formulas approved by the compensation committee.

The individual target annual cash bonus opportunities for our named executive officers under the 2015 bonus plan were as follows: $200,000 for Mr. Day, $300,000 for Ms. Wiener and $205,000 for Mr. Lichstein. There was also an ability to receive additional bonus for performance in excess of these objectives capped at 150% or 200% of the target, depending on the applicable objective. In February 2016, the compensation committee approved 2015 bonus payments as follows: Mr. Day, $201,943; Ms. Wiener, $238,662; and Mr. Lichstein, $231,749.  The amount of the bonus earned under the plan was determined based on defined criteria, allocation ranges and formulas approved by the compensation committee.

2014 Bonus Plan

In 2014, Messrs. Day and Lichstein and Ms. Wiener were eligible to earn annual performance bonuses pursuant to our 2014 bonus plan.  The plan included bonus targets based on the company’s achievement of total revenue, category specific revenue and Adjusted EBITDA year-end objectives.  The annual bonus for Mr. Lichstein and Ms. Wiener also included a portion attributable to achievement of certain operational goals set by our compensation committee.

The individual target annual cash bonus opportunities for our named executive officers under the 2014 bonus plan were as follows: $200,000 for Mr. Day, $275,000 for Ms. Wiener and $166,000 for Mr. Lichstein. There was also an ability to receive additional bonus for performance in excess of these objectives capped at 150% or 200% of the target, depending on the applicable objective.  In February 2015, the compensation committee approved 2014 bonus payments as follows: Mr. Day, $156,379; Ms. Wiener, $224,911; and Mr. Lichstein, $153,050.  The amount of the bonus earned under the plan was determined based on defined criteria, allocation ranges and formulas approved by the compensation committee.

DIRECTOR COMPENSATION

Our Board adopted a director compensation policy for non-employee directors, which became effective upon the closing of our initial public offering in July 2013. In adopting this policy, the Board reviewed the benchmark analysis that was prepared by Pay Governance.  The policy was amended by our Board in April 2015, effective as of the date of our 2015 Annual Meeting of Stockholders, to adjust the allocation of compensation between cash and equity by increasing the annual cash component paid to directors from $30,000 to $55,000 with a corresponding decrease in the dollar value of annual equity-based awards from $100,000 to $75,000.

Pursuant to our policy, non-employee directors are compensated $55,000 annually for their services and do not receive any additional compensation for any regular board meeting attended. Our lead non-employee director receives an additional annual retainer of $20,000. Non-employee directors receive $5,000 annually for serving on the Audit Committee, Compensation Committee or Nominating and Corporate Governance committee. In addition, directors who are chairpersons of a particular committee also receive additional annual compensation of $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating and Corporate Governance Committee. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board. Non-employee directors are annually granted equity-based awards having an aggregate grant date fair value of $75,000 in the form of restricted stock units. Annual restricted stock unit grants will vest in full on the meeting date of the next annual stockholders’ meeting following the grant provided the recipient continues to serve on the Board as of such date. In accordance with the policy of her employer, Ms. Lam does not participate in our non-employee director compensation policy.

On May 29, 2015, the date of our 2015 Annual Meeting of Stockholders, we granted Messrs. Rossman, Lee, Caine, Todd and Schechter restricted stock units having an aggregate grant date fair value of $75,000 based upon the closing price of our common stock on May 29, 2015, which grants vest in full on the date of our 2016 Annual Meeting provided that the recipient continues to serve on the Board as of such date.

2015 Director Compensation Table

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(3) ($)	Total ($)
Rachel Lam(2)	—	—	—	—
Warren Lee	82,083	75,000	—	157,083
Paul Caine	49,583	75,000	—	124,583
Michael Todd	49,583	75,000	—	124,583
James Rossman	64,583	75,000	—	139,583
Robert Schechter	64,583	75,000	—	139,583

(1)               This column reflects the full grant date fair value for restricted stock units granted during the year as measured pursuant to Accounting Standards Codification, or ASC, Topic 718 as stock-based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing restricted stock units are described in the notes to our consolidated financial statements included in our Annual Report on Form 10-K with respect to the year ended December 31, 2015.

(2)               In accordance with the policy of her employer, Ms. Lam does not participate in our non-employee director compensation policy.

(3)               The table below shows the aggregate number of option and restricted stock unit awards outstanding for each of our non-employee directors as of December 31, 2015:

Name	Aggregate Stock Awards Outstanding (#)		Aggregate Option Awards Outstanding (#)
Rachel Lam	—		—
Warren Lee	27,881	(1)	—
Paul Caine	27,881	(1)	—
Michael Todd	27,881	(1)	—
James Rossman	27,881	(1)	214,700	(2)
Robert Schechter	27,881	(1)	41,666	(3)

(1)               All of the shares underlying this restricted stock unit award vest on the date of the 2016 Annual Meeting, subject to continued service to us through the vesting date.

(2)               181,367 shares underlying such option grants were fully vested as of December 31, 2015.  As to 33,333 shares: the shares underlying this option grant have vested or will vest 1/48 per month commencing on August 6, 2012, subject to continued service to us through each vesting date.

(3)               The shares underlying this option grant have vested or will vest 1/48 per month commencing on June 4, 2013, subject to continued service to us through each vesting date.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•                  the risks, costs and benefits to us;

•                  the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•                  the availability of other sources for comparable services or products; and

•                  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain of the transactions described below under “Certain Related-Person Transactions” were entered into prior to the adoption of the written policy, but all were approved by our Board considering similar factors to those described above.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

•             the amounts involved exceeded or will exceed $120,000; and

•             any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Indemnification

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

Investor Rights Agreement

We and certain of our stockholders who held shares of our convertible preferred stock prior to our initial public offering, including certain stockholders that hold more than 5% of our common stock and that are affiliated with certain of our directors, have entered into an investor rights agreement. This agreement provides those holders with certain registration rights with respect to the shares of common stock held by them and that were issuable to them upon conversion of our convertible preferred stock in connection with our initial public offering. The registration rights granted under the investor rights agreement terminate as to any holder when all of such holder’s registrable securities can be sold without restriction or limitation under Rule 144 of the Securities Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans(1) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,377,275	$3.79	3,238,344
Equity compensation plans not approved by security holders	920,000	$1.93	—
Total	10,297,275	$3.62	3,238,344

(1)                                 Includes 1,607,492  shares of common stock available for future issuance pursuant to the Company’s  2013 Plan and 1,630,582  shares of common stock available for future issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan.  The number of shares reserved for issuance under the Company’s 2013 Plan will automatically increase on January 1 of each year, for a period of ten years, beginning on January 1, 2014 and continuing through and including January 1, 2023, by the lesser of 4.00% of the total number of shares of common stock outstanding on the immediately preceding December 31, or such number of shares determined by the Company’s Board.  Pursuant to the terms of the 2013 Plan, an additional 2,088,575 shares of common stock were added to the number of shares reserved for issuance under the 2013 Plan, effective January 1, 2016.

The following equity compensation plans of the Company that were in effect as of December 31, 2015 were adopted without the approval of the Company’s security holders:  On September 8, 2015, we granted John Rego, our newly appointed Chief Financial Officer, options to purchase 570,000 shares of our common stock at an exercise price of $1.94 per share, the closing price of our common stock on the date of grant.  On October 20, 2015, we granted John Walsh, our newly appointed Chief Technology Officer, options to purchase 350,000 shares of our common stock at an exercise price of $1.90 per share, the closing price of our common stock on the date of grant.  These option grants were made outside of our stockholder approved equity compensation plans.  The options are generally subject to the same terms and conditions as options granted under our 2013 Equity Incentive Plan, or 2013 Plan.  A description of our 2013 Plan is set forth in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders  and cost savings for companies.

This year, a number of brokers with account holders who are Tremor Video stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company.  Direct your written request to Tremor Video, Inc. to the attention of our Corporate Secretary, 1501 Broadway, Suite 801, New York, NY 10036, or contact our Corporate Secretary at (646) 723-5300.  Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Aaron Saltz
Secretary

April 19, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Tremor Video, Inc., 1501 Broadway, Suite 801, New York, New York 10036.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2016. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TREMOR VIDEO, INC. 1501 BROADWAY, SUITE 801 NEW YORK, NY 10036 E07648-P75465 TREMOR VIDEO, INC. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors For Withhold Nominees: ! ! William Day ! ! Robert Schechter The Board of Directors recommends you vote FOR proposal 2. For Against Abstain ! ! ! 2. To ratify the selection of Ernst & Young LLP as Tremor Video's independent registered public accounting firm for the year ending December 31, 2016. NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E07649-P75465 TREMOR VIDEO, INC. Annual Meeting of Stockholders June 3, 2016, 10:00 AM, EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the notice of the 2016 Annual Meeting of Stockholders of Tremor Video, Inc. and the accompanying proxy statement, and hereby appoint(s) John Rego and Aaron Saltz, or any of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or any of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Tremor Video, Inc. that the undersigned stockholder(s) is/are entitled to vote at the 2016 Annual Meeting of Stockholders of Tremor Video, Inc. to be held at 10:00 AM, EDT, on June 3, 2016 at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036, and any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR the nominees listed in Proposal No. 1 and FOR Proposal No. 2. Continued and to be signed on reverse side